EXHIBIT 99. a. 6

FIRST FEDERAL SAVINGS BANK OF HARRODSBURG

EMPLOYEE STOCK OWNERSHIP PLAN

IMMEDIATE ATTENTION REQUIRED

RE: DIRECTION CONCERNING TENDER OF SHARES

May 28, 2003

DEAR ESOP PARTICIPANT:

Enclosed are materials that require your immediate attention. They describe matters directly affecting your account in First Federal Savings Bank of Harrodsburg Employee Stock Ownership Plan (the “ESOP”). Read all the materials carefully. You will need to complete the enclosed Direction Form and return it in the postage paid envelope provided. THE DEADLINE FOR RECEIPT OF YOUR COMPLETED DIRECTION FORM IS 5:00 P.M., EASTERN TIME, MONDAY, JUNE 30, 2003 (UNLESS EXTENDED). YOU SHOULD COMPLETE THE FORM AND RETURN IT EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE TRANSACTION DESCRIBED IN THE MATERIALS.

The remainder of this letter summarizes the transaction and your rights and alternatives under the ESOP, but you also should review the more detailed explanation provided in the enclosed materials.

BACKGROUND

Harrodsburg First Financial Bancorp, Inc. (the “Company”), the parent corporation of First Financial Bank and Citizens Financial Bank, Inc, has made a tender offer (the “Offer”) to purchase up to 300,000 shares of its common stock. The objectives of the purchase, and financial and other information relating to the Offer, are described in detail in the enclosed Offer to Purchase, which is being provided to all shareholders of the Company.

As a participant in the ESOP, you are directly affected, because the Company’s Offer extends to approximately 175,000 shares of the Company’s stock currently held by the ESOP. Only the Trustees of the ESOP can tender the shares of common stock held by the ESOP. However, as an ESOP participant, you may direct the Trustees whether or not to tender the shares that are allocated to your ESOP account. If you elect to have the Trustees tender these shares, you also are entitled to specify the price or prices at which they should be tendered.

To assure the confidentiality of your decision, the Company has retained Illinois Stock Transfer Company to tabulate the directions of ESOP participants. You will note from the enclosed envelope that your Direction Form is to be returned to Illinois Stock Transfer Company. The ESOP Trustees (the “Trustees”) will decide whether to tender or hold shares of the ESOP that currently have not been allocated to participants’ ESOP accounts. The Trustees will also decide the disposition of shares that are allocated to accounts of participants who fail to return a timely or properly completed Direction Form. The Trustees will determine whether the implementation of any participant directions of adherence to any ESOP provisions would be contrary to its fiduciary duties in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As the fiduciary to the ESOP, the Trustees will make the final determination as to whether participants’ directions will be followed taking into account the ESOP’s purpose and the interest of all participants. Although it is not anticipated that any participant direction will violate ERISA, such that the direction would have to be reversed or disregarded, the United States Department of Labor requires that the Trustees, as the fiduciary for ESOP participants, retain this discretion.

HOW THE OFFER WORKS

The details of the Offer are described in the enclosed materials, which you should review carefully. However, in broad outline, the Offer will work as follows with respect to ESOP participants.

•	The Company has offered to purchase up to 300,000 shares of its common stock at a price between $15.00 and $16.50 per share.

•	If you want any of the shares that are allocated to your ESOP account sold, you need to direct that they be offered (or “tendered”) for sale.

•	You also need to specify the price at which you want the shares tendered. That price must be between the two limits above.

•	After the deadline for the tender of shares by all shareholders, including the ESOP, Illinois Stock Transfer Company will tabulate all tenders, and the Company will determine the price, between the two limits, that it will pay for shares validly tendered pursuant to the Offer (the “Purchase Price”).

•	All shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions.

•	If you tender any shares at a price in excess of the Purchase Price as finally determined, those shares will not be purchased by the Company, and they will remain allocated to your ESOP account.

The Trustees may override any direction that it determines is contrary to its fiduciary duties under ERISA, as previously described. In particular, the Company will be prohibited from purchasing shares from the ESOP if the Purchase Price, as finally determined, is less than the fair market price of the shares on the date the shares are accepted for purchase. Finally, the Company will prorate the number of shares purchased from shareholders if there is an excess of shares tendered over the exact number desired at the Purchase Price as ultimately determined.

PROCEDURE FOR DIRECTION

A Direction Form for making your direction is enclosed. You must complete this form and return it in the included envelope in time to be received no later than 5:00 p.m., Eastern time, on Monday, June 30, 2003 (unless the offer is extended or amended). If your form is not received by this deadline, or if it is not fully and properly completed, the shares in your ESOP account will be tendered or held as decided by the Trustees.

To properly complete your Direction Form, you must do the following:

(1)	On the face of the form, check Box 1 or 2. CHECK ONLY ONE BOX. Make your decision which box to check as follows:

•	CHECK BOX 1 if you do not want the shares presently allocated to your ESOP account tendered for sale at any price and simply want the Trustees to continue holding such shares allocated to your account.

•	CHECK BOX 2 in all other cases and complete lines A to E of the table immediately below Box 2. (You should not complete the table if you checked Box 1). Use lines A, B and C to specify the number of shares that you want to tender at each price indicated. Typically, you would elect to have all of your shares tendered at a single price; however, the form gives you the option of splitting your shares among several prices. You must state the number of shares to be sold at each indicated price by filling in the number of shares in the box immediately below the price.

After you have specified your tender price or prices, you should total the number of shares in each row A, B and C and insert the total of each line in the box provided at the end of that line. Specify the number of shares, if any, that you do not want tendered, but wish the Trustees to hold, in the single box on line D.

Finally, total the shares in the end boxes of rows A to D and insert the total in the box on line E. The total in this box must equal the number of shares allocated to your ESOP account as shown on the address label on the reverse side of the Direction Form.

(2)	Turn the Direction Form over, and date and sign it in the spaces provided.

(3)	Return the Direction Form in the included postage prepaid envelope no later than 5:00 p.m., Eastern time, on Monday, June 30, 2003 (unless this deadline is extended). Be sure to return the form even if you decide not to have the Trustees tender any shares.

Your direction will be deemed irrevocable unless withdrawn by 5:00 p.m., Eastern time, on June 30, 2003 (unless the offer is extended or amended). To be effective, a notice of withdrawal of your direction must be in writing and must be received by Illinois Stock Transfer Company at the following address:

Illinois Stock Transfer Company

209 West Jackson Blvd., Suite 903

Chicago, Illinois 60606

Facsimile Transmission: (312) 427-2879

Your notice of withdrawal must include your name, address, Social Security number, and the number of shares allocated to your ESOP account. Upon receipt of your notice of withdrawal by Illinois Stock Transfer Company, your previous direction will be deemed canceled. You may direct the retendering of any shares in your account by repeating the previous instructions for directing the tendering set forth in this letter.

INVESTMENT OF TENDER PROCEEDS

For any ESOP shares that are tendered and purchased by the Company, the Company will pay cash to the ESOP. The Trustees then will determine whether to reinvest in shares of the Company’s stock or in alternative investments, being guided by the ESOP’s terms and the trust agreement, and subject to the limitations of ERISA. At present, it is anticipated that the cash proceeds for any stock purchased in the Offer will be allocated to your ESOP account. Please be advised that to the extent that common stock is tendered and converted to cash, you will no longer be eligible to receive cash dividends paid on such ESOP shares sold and you will not participate in any appreciation or depreciation in the future market value of the common stock sold. Future allocations of common stock may be made to your participant account in accordance with the terms of the ESOP.

Individual participants in the ESOP will not receive any portion of the tender proceeds at this time. All such proceeds and the assets will remain in the ESOP and may be withdrawn only in accordance with the ESOP’s terms. No gain or loss will be recognized by the ESOP or participants in the ESOP for federal income tax purposes in connection with the tender or sale of shares held in the ESOP.

NO RECOMMENDATION

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER THE COMPANY, NOR ITS BOARD OF DIRECTORS, NOR THE INFORMATION AGENT, NOR THE TRUSTEES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED.

CONFIDENTIALITY

AS MENTIONED ABOVE, ILLINOIS STOCK TRANSFER COMPANY HAS BEEN RETAINED TO HELP ASSURE THE CONFIDENTIALITY OF YOUR DECISION AS AN ESOP PARTICIPANT. YOUR DECISION WILL NOT BE DISCLOSED TO ANY DIRECTORS, OFFICERS, OR EMPLOYEES OF HARRODSBURG FIRST FINANCIAL BANCORP, INC. OR FIRST FINANCIAL BANK, EXCEPT FOR THE PURPOSE OF ALLOCATING PROCEEDS TO YOUR ESOP ACCOUNT IN THE EVENT THAT ALL OR A PORTION OF YOUR SHARES ARE SOLD.

FURTHER INFORMATION

If you need information or additional forms, please call Keefe, Bruyette & Woods, Inc., toll-free, at (877) 298-6520.

Please consider this letter and the enclosed materials carefully and then return your Direction Form promptly.

Sincerely,

Trustees for First Federal Savings Bank of

Harrodsburg Employee Stock Ownership Plan

FIRST FINANCIAL BANK

EMPLOYEE STOCK OWNERSHIP PLAN

DIRECTION FORM

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY

THE ACCOMPANYING OFFER TO PURCHASE

In accordance with the Harrodsburg First Financial Bancorp, Inc. (the “Company”) Offer to Purchase dated May 28, 2003, a copy of which I have received and read, I hereby direct the Plan’s Trustees as follows (check only one box):

[ ]	1.	To refrain from tendering and to hold all shares allocated to my account.

[ ]	2.	To tender shares allocated to my account at the price or prices indicated below, except for any shares to be held as indicated on line D below:

	Price	$15.00	$15.25	$15.50	$15.75	$16.00	$16.25	$16.50	Total

A	Number of Shares

	Price	$15.00	$15.25	$15.50	$15.75	$16.00	$16.25	$16.50	Total

B	Number of Shares

	Price	$15.00	$15.25	$15.50	$15.75	$16.00	$16.25	$16.50	Total

C	Number of Shares

D	Number of Shares To Be Held

E	TOTAL SHARES

Total the number of shares in each of rows A, B and C and insert that total in the box at the end of each row. Show shares to be held in the box at the end of row D. Total the numbers in the end boxes of rows A to D and insert that total number in the end box of row E. The total in the box of row E must equal the number of shares allocated to your account as shown on the address label on the Direction Form.

INSTRUCTIONS

Carefully complete the face portion of this Direction Form. Then insert today’s date and sign your name in the spaces provided below. Enclose the form in the included postage prepaid envelope and mail it promptly. Your Direction Form must be received no later than 5:00 p.m., Eastern time, on Monday, June 30, 2003. Direction Forms that are not fully or properly completed, dated and signed, or that are received after the deadline, will not be processed, and the shares allocated to your account will be held or tendered, and if tendered, at a price, as determined by the Trustees. Note that the Trustees also have the right to disregard any direction that it determines cannot be implemented without violation of applicable law.

Neither the Company, its Board of Directors, the Information Agent, the Trustees, the Committee, nor any other party makes any recommendation to participants as to whether to tender shares, the price at which to tender, or to refrain from tendering shares. Each ESOP participant must make his or her own decision on these matters.

Date: , 2003	__________________________________
Your Signature